[LETTERHEAD OF TESTA, HURWITZ & THIBEAULT]

                                                                   April 4, 1996





Groundwater Technology, Inc.
100 River Ridge Drive
Norwood, MA  02062

         RE:      Groundwater Technology, Inc.
                  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have represented Groundwater Technology, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-4 (the "Registration Statement") covering the issuance of shares of Common Stock, par value $.001 per share (the "Shares") of the Company to its stockholders in a recapitalization of the Company and to Fluor Daniel, Inc., a California corporation ("Fluor") in respect of the merger of GTI Acquisition Corporation, a wholly owned subsidiary of the Company ("Newco") with and into Fluor Daniel Environmental Services, Inc., a wholly owned subsidiary of Fluor ("FDESI") pursuant to that certain Investment Agreement dated as of December 11, 1995 by and among the Company, GTI Acquisition Corporation, Fluor Daniel, Inc. and Fluor Daniel Environmental Services, Inc., as amended by that certain Agreement of Amendment dated March 29, 1996 by and among the Company, GTI Acquisition Corporation, Fluor Daniel, Inc. and Fluor Daniel Environmental Services, Inc. (the "Investment Agreement"), all as more fully described in the Registration Statement. Unless the context otherwise requires, all capitalized terms used herein shall have the meanings ascribed to them in the Proxy Statement/Prospectus constituting part of the Registration Statement (the "Proxy Statement/Prospectus").

     We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

     For purposes of each of the opinions expressed below, we have assumed (i) the effectiveness of the Registration Statement and the issuance and distribution of the Shares as contemplated by the Investment Agreement as
described  by  the  Proxy   Statement/Prospectus,


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(ii) the approval of the Transactions by the stockholders of the Company,  (iii)
the effective filing of the Amended and Restated Certificate of Incorporation of the Company and (iv) the effective filing of a certificate of merger intended to effect the merger of Newco with and into FDESI.

     Based upon and subject to the foregoing, we are of the opinion that the Shares shall have been duly authorized and, when issued in accordance with the Amended and Restated Certificate of Incorporation and the terms of the Investment Agreement as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                                  Very truly yours,


                                                  /s/ TESTA, HURWITZ & THIBEAULT

                                                  TESTA, HURWITZ & THIBEAULT